JOHN HANCOCK EXCHANGE-TRADED FUND TRUST
601 Congress Street
Boston, MA 02210

Foreside Fund Services, LLC
Three Canal Plaza, Suite 100
Portland, ME 04101

Ladies and Gentlemen:

Pursuant to Section 1 of the ETF Distribution Agreement dated as of July 9, 2015 (the “ETF Distribution Agreement”), by and between John Hancock Exchange-Traded Fund Trust, a Massachusetts business trust (the “Trust”), and Foreside Fund Services, LLC, a Delaware limited liability company, please be advised that the Trust has established one (1) new series of its shares, namely: John Hancock Multifactor Developed International ETF (the “Fund”).

Please be further advised that the Trust desires to retain Foreside Fund Services, LLC to serve as distributor under the ETF Distribution Agreement for the Fund.

Please indicate your acceptance of this responsibility by signing this letter as indicated below.

FORESIDE FUND SERVICES, LLC		JOHN HANCOCK EXCHANGE-TRADED
FUND TRUST

By:	/s/Mark Fairbanks	By:	/s/Charles A. Rizzo
Name: Mark Fairbanks		Name: Charles A. Rizzo
Title: Vice President		Title: Chief Financial Officer

Dated: as of December 15, 2016